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                                                             [REI -- EXHIBIT 21]

          SIGNIFICANT SUBSIDIARIES OF HOUSTON INDUSTRIES INCORPORATED
                       d/b/a RELIANT ENERGY, INCORPORATED

     The following subsidiaries are deemed "significant subsidiaries" pursuant to Item 601(b)(21) of Regulation S-K:

      Reliant Energy Resources Corp., a Delaware corporation and a wholly owned subsidiary of Houston Industries Incorporated.

      Reliant Energy International, Inc., a Delaware corporation and a wholly-owned subsidiary of Houston Industries Incorporated.

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(1)  Pursuant to Item 601(b)(21) of Regulation SK, registrant has omitted the names of subsidiaries, which considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary" (as defined under Rule 1-02(w) of Regulation S-X) as of December 31, 1997

(2) Reliant Energy Resources Corp. also conducts business under the names of its three unincorporated divisions: Reliant Energy Arkla, Reliant Energy Entex and Reliant Energy Minnegasco